                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGE:

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
                                          Three Months                   Six Months
                           Three Months  Ended June 30,   Six Months   Ended June 30,
                          Ended June 30,      1998      Ended June 30,      1998
                               1997      (As Restated)       1997      (As Restated)
                          -------------- -------------- -------------- --------------
                                                (in thousands)

Loss before cumulative
 effect of change in
 accounting principle...      $  (74)       $(11,831)       $  (43)       $(11,092)
Add fixed charges:
Interest costs including
 amortization of debt
 issuance cost..........       1,141           2,945         1,835        $  4,007
                              ------        --------        ------        --------
Earnings (loss).........      $1,067        $ (8,886)       $1,792        $ (7,085)
                              ======        ========        ======        ========

Fixed Charges:
Interest expense
 including amortization
 of debt issuance cost..      $1,141        $  2,945        $1,835        $  4,007
Capitalized interest....       1,512           1,432         2,846           3,492
                              ------        --------        ------        --------
    Total Fixed Charges.      $2,653        $  4,377        $4,681        $  7,499
                              ======        ========        ======        ========
Ratio of Earnings to
 Fixed Charges..........         .40             --            .38             --
                              ======        ========        ======        ========
Deficiency of Earnings
 to Cover Fixed Charges.      $1,586        $ 13,263        $2,889        $ 14,584
                              ======        ========        ======        ========
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